Exhibit 99.1

3033 Campus Drive Suite E490 Plymouth, MN 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT:	Rob Litt, 763-577-6187

INVESTOR CONTACT:	Christine Battist, 763-577-2828

THE MOSAIC COMPANY REPORTS

FISCAL YEAR 2010 SECOND QUARTER RESULTS

PLYMOUTH, MN, January 5, 2010 – The Mosaic Company (NYSE: MOS) announced today net earnings of $107.8 million, or $0.24 per diluted share, for the second quarter ended November 30, 2009. These results compare with net earnings of $959.8 million, or $2.15 per share, for the second quarter ended November 30, 2008.

KEY ITEMS

•	Phosphate demand rebounded with increased sales prices and sales volumes

•	The average diammonium phosphate (DAP) selling price was $287 per tonne, up slightly from the first quarter of fiscal 2010

•	Phosphates sales volumes increased 15% sequentially to 3.3 million tonnes (including changes to reflect the Company’s segment reporting change)

•	Potash sales volumes increased 30% compared to the first quarter of fiscal 2010 to 1.0 million tonnes and the average muriate of potash (MOP) selling price was $370 per tonne

•	The Company recorded a $51.2 million pre-tax charge, or $0.08 per share, primarily related to the write-off of certain assets in the Phosphates segment

•	Foreign currency transaction losses were $22.6 million, or $0.04 per share, compared to a gain of $32.3 million, or $0.05 per share a year ago

•	A special dividend of $1.30 per share was declared in October, and paid shortly after the end of the quarter

•	In the second quarter of fiscal 2009, the Company recorded a pre-tax gain on the sale of its interest in Saskferco of $673.4 million, or $1.03 per share

Mosaic had net sales in the second quarter of fiscal 2010 of $1.7 billion, a decrease of $1.3 billion, or 43%, compared to the same period a year ago.

Mosaic’s gross margin for the second quarter of fiscal 2010 was $307.0 million, or 18% of net sales, compared with $773.7 million, or 26% of net sales, a year ago. Second quarter operating earnings were $200.1 million compared with $682.0 million a year ago. Mosaic’s second quarter results were impacted by lower potash and phosphate selling prices combined with lower potash sales volumes compared with the prior year quarter. Reflecting improved market conditions, Phosphates sales volumes were 90% higher in the quarter compared to a year ago. Potash sales volumes declined 40% compared with a year ago as purchasing activity remained soft.

“Our balanced nutrient portfolio of phosphates and potash is proving invaluable. Phosphate demand is rebounding nicely, and we anticipate positive comparative volume trends over the balance of fiscal 2010. Although potash orders remained soft, sales activity picked up toward the end of the quarter and we see this trend continuing into calendar 2010,” said Jim Prokopanko, Mosaic’s President and Chief Executive Officer.

Underscoring the Company’s financial strength and confidence in long-term fundamentals, Mosaic announced a special dividend of approximately $580 million, or $1.30 per share, in October 2009. The dividend was paid on December 3, 2009 from cash on hand. Following this distribution cash and cash equivalents totaled approximately $2.0 billion.

Segment Realignment

On November 30, 2009, Mosaic announced a realignment of its business segments to more clearly reflect the Company’s evolving business model. The realignment includes moving from three to two business segments by combining the Offshore segment with the Phosphates segment. The Company initiated these changes to further align its expansive global distribution assets with its North American production assets. The segment results announced today for the prior year have been recast to reflect this realignment. The Company’s website includes realigned segment data for the previous eight quarters.

Phosphates

Net sales in the Phosphates segment were $1.3 billion for the second quarter, a decline from $2.0 billion a year ago but up sequentially from $1.2 billion in the first quarter of fiscal 2010. Phosphates’ second quarter gross margin was $113.2 million, or 9% of net sales, compared with $199.4 million, or 10% of net sales, for the same period a year ago. Operating earnings were $29.0 million, a decline from $135.9 million in the same period last year. Operating earnings in this year’s second quarter include a pre-tax charge of $51.2 million associated with the permanent closure and write-off of certain assets in the Company’s phosphate business. Gross margin and operating earnings in last year’s second quarter included a $287.7 million inventory valuation write-down. The decline in operating earnings in the second quarter of fiscal 2010 compared with a year ago was primarily due to the effects of lower selling prices partially offset by higher sales volume and lower raw material costs for sulfur and ammonia. Prior year segment results have been recast to reflect the realignment of the Company’s business segments.

The average second quarter DAP selling price, FOB plant, was $287 per tonne, compared to $1,086 a year ago and $278 per tonne in the first quarter of fiscal 2010.

Phosphates segment sales volumes were higher than a year ago at 3.3 million tonnes and improved 15% sequentially from the first quarter of fiscal 2010. International sales volumes of crop nutrients increased over one million tonnes from year ago levels, primarily due to strong demand from India.

Mosaic’s North American phosphate production level was 2.0 million tonnes during the second quarter, an increase of 49% from year ago levels in response to increased demand.

“Phosphate sales volumes have returned to more normal levels,” stated Prokopanko. “We look for improved gross margins in calendar 2010, though margin expansion may be constrained by higher raw material costs and the normal lag between our average realized prices and prevailing market prices.”

Potash

Net sales in the Potash segment totaled $414.3 million for the fiscal 2010 second quarter, compared to net sales of $973.2 million a year ago, and $333.3 million in the first quarter. The Potash segment’s gross margin declined to $179.9 million in the second quarter, or 43% of net sales, compared with $574.9 million a year ago, or 59% of net sales. Operating earnings were $150.6 million in the second quarter, compared to $547.5 million a year ago and

$99.3 million for the first quarter. Operating earnings in the quarter were impacted by a sharp decline in sales volumes, a decrease in the average MOP selling price and the effects of significantly lower production levels, partially offset by lower Canadian resource taxes and royalties.

The average second quarter MOP selling price, FOB plant, was $370 per tonne compared to $529 a year ago and $354 per tonne in the first quarter of fiscal 2010. The lower average MOP selling price compared to a year ago was primarily the result of a decline in overall demand for MOP.

Reflecting lower demand, the Potash segment’s total sales volume was 1.0 million tonnes for the second quarter, a decline of 0.7 million tonnes from a year ago, but up from 0.8 million tonnes for the first quarter of fiscal 2010. Potash production was reduced 43% to 1.1 million tonnes from year ago levels in response to weak demand in order to more effectively manage inventories. Mosaic continues to operate at lower production rates and will do so until demand improves.

Other

A foreign currency transaction loss of $22.6 million was recorded for the second quarter compared to a gain of $32.3 million for the same period a year ago. This loss is the result of the effect of a weakening U.S. dollar relative to the Canadian dollar on significant U.S. dollar denominated intercompany receivables and cash held by our Canadian affiliates.

Income tax expense was $50.4 million in the second quarter resulting in an effective tax rate of 29%, compared to $451.2 million, or an effective tax rate of 33%, for the same period last year.

A loss of $11.8 million was recorded in the second quarter for total equity earnings in non-consolidated subsidiaries, compared with earnings of $28.7 million for the same period a year ago. The reduction in equity earnings is primarily the result of weak results from Fosfertil S.A. due to a decline in phosphate selling prices, higher raw material costs and an unfavorable foreign exchange impact.

Cash flow provided by operating activities in the second quarter of fiscal 2010 was $174.8 million compared to $386.5 million a year ago. The decline in cash flow from operations was primarily due to lower net earnings. Mosaic’s total debt as of November 30, 2009 was $1.4 billion, which was comparable to a year ago.

Year-to-Date

For the six months ended November 30, 2009, net sales were $3.2 billion, a decrease of 57% from $7.3 billion reported a year ago. Year-to-date operating earnings were $334.3 million compared to $2.2 billion for the same period a year ago. Year-to-date selling, general and administrative (SG&A) expenses were $164.3 million compared to $166.8 million for the same period in fiscal 2009. A foreign currency transaction loss of $9.5 million was recorded for the first half of fiscal 2010 compared with a gain of $119.0 million for the same period a year ago. Unrealized mark-to-market derivative gains, primarily on natural gas contracts, included in cost of goods sold, totaled $39.5 million compared to losses of $134.9 million the prior year. Equity earnings in non-consolidated entities was a loss of $9.3 million compared with income of $88.5 million last year. The first half of fiscal 2009 also included a $673.4 million gain on the sale of Mosaic’s interest in Saskferco Products ULC in October 2008.

Market Outlook

The phosphate market began to recover during the quarter, especially in Asia and the Americas, as distributors purchased crop nutrients to meet farmer demand. Since the end of the second quarter, the average price for DAP has continued to strengthen. As of early January, prevailing market DAP selling prices, FOB plant, approximate $370 per tonne (or $380 per tonne FOB Tampa).

While the potash market has been soft for most of calendar 2009, it is beginning to gain traction with the recent settlement of contracts in China which has afforded the marketplace price discovery. In addition, recent increased potash application rates in the Americas driven by nutrient depleted soils and strong grain and oilseed prices bodes well for improved market demand for potash during calendar 2010.

The steadily improving global economy is encouraging and will have positive impacts on agriculture. This is especially true in Asia, where population and income growth are leading to increased investments in crop nutrients.

“We are pleased to see nutrient markets beginning to rebound worldwide. The demand for phosphate is growing, and we are confident potash demand will emerge as well as farmers increase nutrient applications,” said Prokopanko. “As we come out of this downturn, we are confident in the long-term nutrient demand outlook. Mosaic is ideally and uniquely positioned as a leading supplier of both potash and phosphate crop nutrients, and we believe we will be a prime beneficiary of a market recovery.”

Financial Guidance

Total sales volumes for the Phosphates segment are expected to range from 2.2 to 2.6 million tonnes for the third quarter of fiscal 2010. Historically, the Company’s shipments in its third fiscal quarter are the lowest due to seasonality. Mosaic’s realized DAP price, FOB plant, for the third quarter of fiscal 2010 is estimated to be $310 to $350 per tonne.

Mosaic is continuing its policy of not providing financial guidance on Potash sales volumes or MOP selling price until market conditions normalize.

Capital spending for fiscal 2010 is expected to range from $1.0 billion to $1.2 billion. Mosaic continues to execute against its multi-year potash expansion plan as well as investing substantial funds to further improve operating performance of its existing plants and mines.

SG&A is estimated to range from $350 million to $370 million in fiscal 2010 and the effective income tax rate is estimated in the high 20% range for the year.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

Mosaic will conduct a conference call on Wednesday, January 6, 2010 at 11:00 a.m. EST to discuss second quarter earnings results. Presentation slides and a simultaneous audio webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. Additionally, the conference call-in number is 888-679-8035 and the passcode is 78088901. This webcast will be available up to one year from the time of the earnings call.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and the effects of the current economic and financial turmoil; changes in the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation; difficulties or delays in receiving, or increased costs of, necessary governmental permits or approvals; the effectiveness of our processes for managing our strategic priorities; adverse weather conditions affecting operations in Central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of asset retirement, environmental remediation, reclamation or other environmental regulation differing from management’s current estimates; accidents and other disruptions involving Mosaic’s operations, including brine inflows at its Esterhazy, Saskatchewan potash mine and other potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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Condensed Consolidated Statements of Earnings

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended November 30		Six months ended November 30
	2009	2008	2009	2008
Net sales	$1,709.7	$3,006.5	$3,166.9	$7,329.0
Cost of goods sold	1,402.7	1,939.3	2,637.7	4,613.2
Lower of cost or market write-down	—	293.5	—	293.5

Gross margin	307.0	773.7	529.2	2,422.3
Selling, general and administrative expenses	82.9	76.8	164.3	166.8
Other operating expenses	24.0	14.9	30.6	24.6

Operating earnings	200.1	682.0	334.3	2,230.9
Interest expense, net	11.9	8.3	26.8	18.9
Foreign currency transaction (gain) loss	22.6	(32.3)	9.5	(119.0)
Gain on sale of equity investment	—	(673.4)	—	(673.4)
Other (income)	(5.6)	(4.4)	(6.0)	(5.9)

Earnings from consolidated companies before income taxes	171.2	1,383.8	304.0	3,010.3
Provision for income taxes	50.4	451.2	83.2	948.9

Earnings from consolidated companies	120.8	932.6	220.8	2,061.4
Equity in net earnings (loss) of nonconsolidated companies	(11.8)	28.7	(9.3)	88.5

Net earnings including non-controlling interests	109.0	961.3	211.5	2,149.9
Less: Net earnings attributable to non-controlling interests	(1.2)	(1.5)	(3.1)	(5.4)

Net earnings attributable to Mosaic (a)	$107.8	$959.8	$208.4	$2,144.5

Diluted net earnings per share attributable to Mosaic (a)	$0.24	$2.15	$0.47	$4.81

Diluted weighted average number of shares outstanding	446.5	446.1	446.4	446.3

(a)	Mosaic adopted SFAS No. 160 “Noncontrolling Interest in Consolidated Financial Statements,” effective June 1, 2009, which, among other things, changed the presentation format and certain captions of the Consolidated Statement of Earnings and Consolidated Balance Sheet. Mosaic uses the captions recommended by this standard in its Condensed Consolidated Financial Statements, such as “Net earnings attributable to Mosaic” and “Diluted net earnings per share attributable to Mosaic.” However, in the preceding release Mosaic has shortened this language to “net earnings” and “earnings per share,” respectively.

Condensed Consolidated Balance Sheets

(in millions, except share and per share amounts)

The Mosaic Company	(unaudited)

	November 30 2009	May 31 2009
Assets
Current assets:
Cash and cash equivalents	$2,648.1	$2,703.2
Receivables, net	579.5	597.6
Inventories	969.1	1,125.9
Deferred income taxes	187.4	205.4
Other current assets	627.2	675.7

Total current assets	5,011.3	5,307.8
Property, plant and equipment, net	5,157.9	4,899.3
Investments in nonconsolidated companies	389.9	357.8
Goodwill	1,756.6	1,734.1
Other assets	380.9	377.2

Total assets	$12,696.6	$12,676.2

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term debt	$140.2	$92.7
Current maturities of long-term debt	16.0	43.3
Accounts payable and accrued liabilities	1,640.0	1,093.4
Accrued income taxes	—	327.6
Deferred income taxes	71.6	64.8

Total current liabilities	1,867.8	1,621.8
Long-term debt, less current maturities	1,250.2	1,256.5
Deferred income taxes	471.1	456.6
Other noncurrent liabilities	854.6	826.1

The Mosaic Company’s Stockholders’ equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of November 30, 2009 and May 31, 2009	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized:
Class B common stock, none issued and outstanding as of November 30, 2009 and May 31, 2009	—	—
Common stock, 445,052,620 and 444,513,300 shares issued and outstanding as of November 30, 2009 and May 31, 2009, respectively	4.5	4.4
Capital in excess of par value	2,506.3	2,483.8
Retained earnings	5,331.3	5,746.2
Accumulated other comprehensive income	384.1	258.6

Total Mosaic stockholders’ equity	8,226.2	8,493.0
Non-controlling interests	26.7	22.2

Total stockholders’ equity	8,252.9	8,515.2

Total liabilities and stockholders’ equity	$12,696.6	$12,676.2

Condensed Consolidated Statements of Cash Flows

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended November 30		Six months ended November 30
	2009	2008	2009	2008
Cash Flows from Operating Activities
Net earnings including non-controlling interests	$109.0	$961.3	$211.5	$2,149.9
Adjustments to reconcile net earnings including non-controlling interests to net cash provided by operating activities:
Depreciation, depletion and amortization	138.9	89.4	231.0	177.1
Lower of cost or market write-down	—	293.5	—	293.5
Deferred income taxes	23.3	149.3	34.9	164.6
Equity in net loss (earnings) of nonconsolidated companies, net of dividends	11.8	(29.1)	9.3	(56.8)
Unrealized (gain) loss on derivatives	(28.9)	8.6	(67.3)	125.8
Gain on sale of equity investment	—	(673.4)	—	(673.4)
Proceeds from Saskferco note receivable	—	51.1	—	51.1
Other	13.3	2.1	34.3	17.2
Changes in assets and liabilities:
Receivables, net	(96.5)	577.6	15.0	56.6
Inventories, net	77.8	(1.9)	156.7	(592.1)
Other current assets	1.7	(231.3)	10.6	(286.4)
Accounts payable	34.8	(476.2)	111.8	(202.3)
Accrued liabilities	(121.5)	(357.7)	(421.3)	(219.5)
Other noncurrent liabilities	11.1	23.2	20.7	(57.3)

Net cash provided by operating activities	174.8	386.5	347.2	948.0
Cash Flows from Investing Activities
Capital expenditures	(190.6)	(223.2)	(426.8)	(410.1)
Proceeds from sale of equity investment	—	745.7	—	745.7
Proceeds from sale of business	12.9	—	12.9	—
Restricted cash	22.8	(31.1)	22.8	(32.3)
Other	0.3	—	0.4	0.3

Net cash (used in) provided by investing activities	(154.6)	491.4	(390.7)	303.6
Cash Flows from Financing Activities
Payments of short-term debt	(57.9)	(51.8)	(121.1)	(193.3)
Proceeds from issuance of short-term debt	90.8	53.4	168.5	172.0
Payments of long-term debt	(17.7)	(67.3)	(35.1)	(101.1)
Proceeds from issuance of long-term debt	—	—	0.6	0.1
Payment of tender premium on debt	—	0.2	(5.5)	—
Proceeds from stock options exercised	2.8	3.0	5.0	4.1
Dividend paid to minority shareholder	(0.8)	(0.4)	(0.9)	(1.8)
Excess tax benefits related to stock option exercises	(0.3)	2.0	0.1	4.8
Cash dividends paid	(22.6)	(22.2)	(44.8)	(44.4)

Net cash used in financing activities	(5.7)	(83.1)	(33.2)	(159.6)
Effect of exchange rate changes on cash	34.9	(172.9)	21.6	(241.1)

Net change in cash and cash equivalents	49.4	621.9	(55.1)	850.9
Cash and cash equivalents - beginning of period	2,598.7	2,189.7	2,703.2	1,960.7

Cash and cash equivalents - end of period	$2,648.1	$2,811.6	$2,648.1	$2,811.6

Supplemental Disclosure of Cash Flow Information:

Cash paid during the period for:
Interest (net of amount capitalized)	$—	$0.5	$32.8	$47.9
Income taxes (net of refunds)	103.5	567.8	374.5	760.5

Condensed Consolidated Financial Highlights

The Mosaic Company	(dollars in millions)

	Three months ended November 30		Increase/ (Decrease)		Six months ended November 30		Increase/ (Decrease)
	2009	2008 (d)	Amount	%	2009	2008 (d)	Amount	%

Net sales:
Phosphates (a)	$1,328.0	$2,022.6	$(694.6)	(34)%	$2,522.5	$5,351.0	$(2,828.5)	(53)%
Potash	414.3	973.2	(558.9)	(57)%	747.6	1,949.6	(1,202.0)	(62)%
Corporate/Other (b)	(32.6)	10.7	(43.3)	NM	(103.2)	28.4	(131.6)	NM

	$1,709.7	$3,006.5	$(1,296.8)	(43)%	$3,166.9	$7,329.0	$(4,162.1)	(57)%

Gross margin:
Phosphates (c)	$113.2	$199.4	$(86.2)	(43)%	$227.6	$1,331.9	$(1,104.3)	(83)%
Potash	179.9	574.9	(395.0)	(69)%	304.5	1,078.1	(773.6)	(72)%
Corporate/Other (b) (c)	13.9	(0.6)	14.5	NM	(2.9)	12.3	(15.2)	(124)%

	$307.0	$773.7	$(466.7)	(60)%	$529.2	$2,422.3	$(1,893.1)	(78)%

Operating earnings (loss):
Phosphates (c)	$29.0	$135.9	$(106.9)	(79)%	$75.5	$1,193.1	$(1,117.6)	(94)%
Potash	150.6	547.5	(396.9)	(72)%	249.9	1,025.3	(775.4)	(76)%
Corporate/Other (b) (c)	20.5	(1.4)	21.9	NM	8.9	12.5	(3.6)	(29)%

	$200.1	$682.0	$(481.9)	(71)%	$334.3	$2,230.9	$(1,896.6)	(85)%

Depreciation, depletion and amortization:
Phosphates (e)	$103.1	$56.6	$46.5	82%	$163.0	$109.9	$53.1	48%
Potash	33.1	30.2	2.9	10%	62.8	62.1	0.7	1%
Corporate/Other	2.7	2.6	0.1	4%	5.2	5.1	0.1	2%

	$138.9	$89.4	$49.5	55%	$231.0	$177.1	$53.9	30%

(a)

Includes PhosChem sales and cost of goods sold for its other member of $77 million and $324 million for the three months ended November 30, 2009 and 2008, and $188 million and $613 million for the six months ended November 30, 2009 and 2008, respectively. PhosChem is a consolidated subsidiary of Mosaic.

(b)	Includes elimination of intersegment sales.
(c)

The Phosphates segment impact of lower of cost or market inventory write-down was $287.7 million for the three and six months ended November 30, 2008. In addition, the Corporate/Other segments includes a $5.8 million lower of cost or market inventory write-down related to nitrogen products for the three and six months ended November 30, 2008.

(d)	Adjusted to reflect the realignment of the Company's reportable business segments in which the former Offshore segment has been included in the Phosphates segment.
(e)

Includes accelerated depreciation of $39.8 million associated with the permanent closure of previously idled facilities and equipment in our Phosphates operations for the three and six months ended November 30, 2009.

The Mosaic Company	Key Statistics (unaudited)

		Three months ended November 30		Increase/ (Decrease)		Six months ended November 30		Increase/ (Decrease)
		2009	2008	Amount	%	2009	2008	Amount	%

Sales volumes
(000 tonnes):
Phosphates Segment
Phosphates
Crop Nutrients (a):	North America	559	366	193	53%	1,242	1,145	97	8%
	International	1,646	602	1,044	173%	2,807	1,696	1,111	66%
Crop Nutrient Blends (b)		692	406	286	70%	1,394	1,137	257	23%
Feed Phosphates		161	125	36	29%	311	311	—	0%
Other (c)		279	254	25	10%	473	535	(62)	(12)%

Total Phosphates Segment Tonnes (a)		3,337	1,753	1,584	90%	6,227	4,824	1,403	29%

Potash Segment
Potash
Crop Nutrients (d):	North America	299	524	(225)	(43)%	408	1,070	(662)	(62)%
	International	524	921	(397)	(43)%	1,032	2,011	(979)	(49)%
Non agricultural		207	277	(70)	(25)%	385	538	(153)	(28)%

Total Potash Segment Tonnes		1,030	1,722	(692)	(40)%	1,825	3,619	(1,794)	(50)%

Production volumes (North America)
(000 tonnes):
Phosphates		1,982	1,332	650	49%	3,799	3,416	383	11%
Potash		1,106	1,950	(844)	(43)%	1,876	3,856	(1,980)	(51)%

Average selling price per metric tonne:
DAP (e)		$287	$1,086	$(799)	(74)%	$283	$1,049	$(766)	(73)%
Blends (b) (f)		405	711	(306)	(43)%	403	794	(391)	(49)%
MOP (e)		370	529	(159)	(30)%	363	508	(145)	(29)%

Average price for key raw materials:

Ammonia (tonne) (Central Florida) (g)		$313	$810	$(497)	(61)%	$274	$669	$(395)	(59)%
Sulfur (long ton) (North America)		57	532	(475)	(89)%	50	552	(502)	(91)%

Canadian resource taxes and royalties (h)		$15	$142	$(127)	(89)%	$32	$311	$(279)	(90)%

(a)	Phosphates volumes represent dry product tonnes. Excludes tonnes sold by PhosChem for its other member.
(b)	The average product mix in our Blends (by volumes) contains approximately 50% phosphate, 25% potash and 25% nitrogen, although this mix can differ based on seasonal and other factors.
(c)	Other volumes are primarily single superphosphate, potash and urea sold in countries outside North America.
(d)	Potash volumes include intersegment sales, and exclude tonnes mined under a third party tolling arrangement.
(e)	FOB Plant, sales to unrelated parties.
(f)	FOB destination
(g)	Delivered Tampa, Florida
(h)	Amounts in millions of U.S. dollars